EXHIBIT 99.2

Contacts:

Corinthian Colleges, Inc. Dennis Beal, EVP/CFO, Ext. 432 Diane Donohue, Director, IR/PR, Ext. 359 714.427.3000

Cecilia Wilkinson/Rosemary Moothart PondelWilkinson MS&L 323.866.6060

CORINTHIAN COLLEGES COMPLETES ACQUISITION OF EAST COAST AERO TECH
— Acquisition of Leading Aviation Maintenance Technology School Marks Corinthian’s Entry Into New Growth Field for TSI Division —

Santa Ana, CA, August 7, 2003 – Corinthian Colleges, Inc. (NASDAQ:COCO) today announced that it has completed its previously announced acquisition of substantially all of the assets of East Coast Aero Tech, LLC and its one campus for approximately $2.9 million, plus or minus certain balance sheet adjustments. The transaction was financed through a combination of available cash and borrowings from Corinthian’s $100 million credit facility.

The acquisition of East Coast Aero Tech (“ECAT”) marks Corinthian’s entry into the growing field of aviation maintenance technology training with a school that has been a leader in aircraft maintenance technology training since 1932. The Bureau of Labor Statistics estimates a 10-year 17% growth rate for aircraft mechanic and service technician positions to 184,000 jobs by 2010, with estimated annual net replacement needs of approximately 6,000 jobs per year.

ECAT will be integrated into Corinthian’s technical division (TSI). In addition to expanding Corinthian’s high demand technology programs, the company believes ECAT will benefit from Corinthian’s high school admissions representative team to attract new student enrollments to this campus.

Based at Hanscom Field near Boston, Massachusetts, ECAT offers accredited programs in airframe and powerplant, which prepare students to become Federal Aviation Administration (FAA) certified Aviation Maintenance Technicians. The ECAT campus had a population of approximately 180 students as of June 30, 2003.

“We have long had an interest in adding aviation technology training to our TSI curricula and believe our investment in East Coast Aero Tech is an exciting strategic fit for our company,” said David G. Moore, Corinthian’s chairman and chief executive officer. “We see ECAT as yet an additional platform for growth and an important enhancement of our technology programs.”

With the completion of the acquisition of East Coast Aero Tech, Corinthian’s TSI division now includes 12 institutions. TSI operates Corinthian’s schools that primarily offer diploma programs in the fields of automotive technology, diesel technology, heating/ventilation/air conditioning technology, aviation maintenance technology, electronics and computer technology, network systems support, plumbing technology, and electrical technology.

Operational Outlook for East Coast Aero Tech

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially because of factors more specifically referenced below:

•	Corinthian expects East Coast Aero Tech to contribute revenues of approximately $400,000 in the 2004 first fiscal quarter ending September 30, 2003, and revenues of approximately $2.6 million for the fiscal year ending June 30, 2004.

•	After giving effect to acquisition integration costs, incurrence of interest expense and reductions in interest income, the company expects the acquisition of East Coast Aero Tech to be slightly dilutive to earnings in both the 2004 first fiscal quarter and the 2004 fiscal year.

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Corinthian Colleges, Inc.
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About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace environment. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. With the completion of the acquisition of East Coast Aero Tech, Corinthian operates 80 colleges and two continuing education centers in 21 states. Upon the expected completion of the previously announced acquisition of CDI Education Corporation (anticipated in the first quarter of fiscal 2004 ending September 30, 2003), and upon the expected openings of previously announced branch campuses in Ft. Lauderdale, Florida (first quarter of fiscal 2004), and Jacksonville, Florida (third quarter of fiscal 2004), the company will operate 82 colleges and two continuing education centers in 21 states in the U.S., and 45 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s belief that East Coast Aero Tech, LLC (“ECAT”) will provide an additional platform for growth and enhance the company’s technology programs, the company’s belief that its high school recruiting programs will enhance ECAT’s enrollments, the discussion of certain projections under the heading, “Operational Outlook for East Coast Aero Tech,” and the company’s expectations regarding the closing dates for its previously announced acquisition of CDI Education Corporation (“CDI”) and the opening dates for new branch campuses. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including potential difficulties in integrating and operating the acquired campuses, the possible failure to occur of the conditions to closing contained in the definitive agreement for the acquisition of CDI, possible construction delays for new branch campuses, possible failure or inability to obtain regulatory consents for branch campuses, potential increased competition, changes in student perception, changes in the demand for curricula offered by the company, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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